Exhibit 99.1
THE BEARD COMPANY
PRO FORMA CONDENSED BALANCE SHEETS
(Unaudited)
(Adjusted to Reflect the Disposition
of the Company's Interest in McElmo Dome)

		ASSETS

	as of March 31, 2009				as of December 31, 2008
		Disposition		Pro Forma		Disposition		Pro Forma
	Historical	Adjustments		(a)(b)(c)(d)(e)	Historical	Adjustments		(a)(b)(c)(d)(e)
Current assets:
Cash and cash equivalents	115,000	-		115,000	182,000	-		182,000
Net accounts receivable	160,000	5,148,000	(b)	5,308,000	185,000	5,148,000	(b)	5,333,000
Assets of discontinued operations
held for resale	21,000	-		21,000	26,000	-		26,000
Other current assets	7,000	-		7,000	5,000	-		5,000
Total current assets	303,000	5,148,000	(b)	5,451,000	398,000	5,148,000	(b)	5,546,000

Investments and other assets	144,000	-		144,000	137,000	-		137,000

Net property, plant and equipment	1,218,000	(238,000)	(a)	980,000	1,221,000	(241,000)	(a)	980,000

Net intangible assets	7,000	-		7,000	9,000	-		9,000
	1,672,000	4,910,000	(a)	6,582,000	1,765,000	4,907,000	(a)	6,672,000

	LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accrued expenses	322,000	8,000	(e)	330,000	431,000	8,000	(e)	439,000
Short-term debt	175,000	-		175,000	57,000	-		57,000
Current maturities of long-term debt	996,000	-		996,000	895,000	-		895,000
Current maturities of long-term debt -
related entities	390,000	-		390,000	390,000	-		390,000
Liabilities of discontinued operation
held for resale	51,000	-		51,000	65,000	-		65,000
Other current liabilities	168,000	-		168,000	97,000	-		97,000
Total current liabilities	2,102,000	8,000		2,110,000	1,935,000	8,000		1,943,000

Long-term debt less current maturities	420,000	-		420,000	420,000	-		420,000

Long-term debt - related entities	2,250,000	-		2,250,000	2,250,000	-		2,250,000

Other long-term liabilities	169,000	-		169,000	172,000	-		172,000

Shareholders' equity (deficiency):
Convertible preferred stock	889,000	-		889,000	889,000	-		889,000
Common stock	7,000	-		7,000	7,000	-		7,000
Accumulated deficit	(1,357,000)	4,902,000	(c)	3,545,000	(1,107,000)	4,899,000	(c)	3,792,000
Total shareholders' equity (deficiency)
attributable to The Beard Company	(461,000)	4,902,000	(c)	4,441,000	(211,000)	4,899,000	(c)	4,688,000
Noncontrolling interests	(2,808,000)	-		(2,808,000)	(2,801,000)	-		(2,801,000)
Total shareholders' equity (deficiency)	(3,269,000)	4,902,000	(c)	1,633,000	(3,012,000)	4,899,000	(c)	1,887,000
Total liabilities and

shareholders' equity (deficiency)	1,672,000	4,910,000	(a)(b)(c) (d)(e)	6,582,000	1,765,000	4,907,000	(a)(b)(c) (d)(e)	6,672,000

(a) Reflects the removal of net book value of assets of in McElmo Dome Field as a result of the sale on May 8, 2009 of the Company's interest in the assets.
(b) Reflects the receivable for the proceeds from the sale of the Company's interests in the assets which were sold on May 8, 2009.
(c) Reflects the gain recognized as a result of the sale of the Company's interest in the assets.
(d) For each of the balance sheets presented, the transaction is assumed to have occurred on the last day of the period presented.
(e) Represents accrued legal fees associated with the sale of the McElmo Dome Field.